EXHIBIT 99.1



FOR INFORMATION CONTACT:

Abe Wischnia
Senior Director, Investor Relations
         or
Julie Reynolds
Corporate Communications Manager

(858) 713-7802

      ADVANCED TISSUE SCIENCES ANNOUNCES COLLABORATION WITH MEDTRONIC, INC.
                AND $20 MILLION INVESTMENT BY MEDTRONIC AFFILIATE

     La Jolla, Calif.,- Oct. 3, 2001 - Advanced Tissue Sciences, Inc. (NASDAQ:
ATIS) today announced a broad strategic collaboration with Medtronic, Inc. (NYSE: MDT) to explore the application of Advanced Tissue Sciences' technology in areas of therapeutic interest to Medtronic. An affiliate of Medtronic simultaneously purchased $20 million of Advanced Tissue Sciences' common stock.

     Under the terms of the collaboration, Medtronic and Advanced Tissue Sciences will explore the application of Advanced Tissue Sciences' technology in the areas of cardiovascular, neurological, endocrine and spinal. Medtronic Asset Management, Inc. invested $20 million in newly issued unregistered shares of ATIS common stock in return for specified rights including the following:

     o a right of first refusal to participate in the further development and commercialization of the company's epicardial angiogenesis therapy;

     o a right of first offer/first negotiation to participate in other programs within the cardiovascular, neurological, endocrine and spinal areas where Advanced Tissue Sciences elects not to pursue those programs internally;

     o a limited non-exclusive license to the company's intellectual property in the four therapeutic areas identified to facilitate Medtronic's exploration of cell and tissue-engineered technology in combination with Medtronic's medical devices.

     Advanced Tissue Sciences excluded rights in the cardiovascular area related to development of tissue-engineered vascular grafts. Both companies have agreed to discuss potential Medtronic participation in this area as a separate and additional collaboration.


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     "We are excited about the prospect of working with Medtronic to explore the application of our technology in new and exciting areas," said Gail K. Naughton, Ph.D., president of Advanced Tissue Sciences. "In addition, we are hopeful that Advanced Tissue Sciences will derive enormous benefit from the ability to tap into the clinical, regulatory and commercial expertise of Medtronic both domestically and internationally."

     Arthur J. Benvenuto, chairman and CEO of Advanced Tissue Sciences, said, "The ability to combine our tissue engineering technology with Medtronic's medical devices will allow a shift in medical focus from mechanical to bioactive devices to meet the growing need for implants. In addition, this collaboration has the potential to help us accelerate the timetable for bringing to market important new therapies such as cardiovascular products for angiogenesis."

     As a part of the relationship, Advanced Tissue Sciences has also agreed to nominate a representative of Medtronic to its Board of Directors.

     Medtronic Asset Management paid $3.72 per share, equal to the average closing price for the 12 days prior to the signing of the agreement. Under the terms of the agreement, Advanced Tissue Sciences has agreed to register the shares with the Securities and Exchange Commission and has granted limited rights to purchase additional shares. As a result of the investment, Medtronic Asset Management will own 7.72 % of the outstanding shares of ATIS.

     The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

     Background Information
     ----------------------

     MEDTRONIC is the world leader in medical technology providing lifelong solutions for people with chronic disease. The company offers products, therapies and services that enhance or extend the lives of millions of people. Each year, 2.5 million patients benefit from Medtronic's technology, used to treat conditions such as heart disease, neurological disorders, and vascular illnesses. More information on Medtronic can be found at www.medtronic.com.

     ADVANCED TISSUE SCIENCES is a tissue engineering company utilizing its proprietary core technology to develop and manufacture human-based tissue products for tissue repair and transplantation. It is the only company to have gained FDA approval for a tissue-engineered, living dermal substitute that is human-based, mass produced and cryopreserved.


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     The company has two joint ventures with Smith & Nephew. The first covers the application of Advanced Tissue Sciences' tissue engineering technology for skin wounds. This includes Dermagraft, which has been approved in the United States and other countries for the treatment of diabetic foot ulcers and has been approved in Canada for all chronic wounds. The joint venture also includes TransCyte for the temporary covering of second-and third-degree burns, and future developments for venous ulcers, pressure ulcers, burns and other non-aesthetic wound care treatments. The second joint venture is developing tissue-engineered orthopedic cartilage, initially focusing on the repair of cartilage in knee joints.

     The company also has a strategic alliance with Inamed Corporation for the development and marketing of several of Advanced Tissue Sciences' human-based, tissue-engineered products, such as collagen for aesthetic and certain reconstructive applications. In addition, the company is developing products such as NouriCel(TM) for skincare and cosmetic markets and other products for cardiovascular applications. For more information on Advanced Tissue Sciences, visit our web site at www.advancedtissue.com.

     Statements in this press release that are not strictly historical may be "forward-looking" statements, which involve risks and uncertainties. No assurances can be given, for example, that Medtronic and Advanced Tissue Sciences will be successful in their collaboration. Risks and uncertainties exist in Advanced Tissue Sciences' operations, including, without limitation, uncertainties related to clinical trials, the ability to obtain the appropriate regulatory approvals, the ability to obtain additional milestones and financing to continue operations when needed, a history of operating losses and accumulated deficits, market acceptance of products, Advanced Tissue Sciences' reliance on other collaborative relationships, Advanced Tissue Sciences' ability to obtain and retain patent protection, as well as other risks detailed from time to time in publicly available filings with the Securities and Exchange Commission including, without limitation, Advanced Tissue Sciences' Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001. Advanced Tissue Sciences undertakes no obligation to release publicly the results of any revision to these forward-looking statements to reflect events or circumstances arising after the date hereof.

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